Exhibit 99.1

First Reliance Announces Year End Pre-tax Income of $2 Million - Up 35%

          FLORENCE, S.C., Jan. 18 /PRNewswire-FirstCall/ -- First Reliance Bancshares, Inc. (OTC Bulletin Board: FSRL), the holding company for First Reliance Bank, reported unaudited pre-tax income for the year ended December 31, 2004 of $1,909,232, an increase of $489,849, or 35%, over the $1,419,383 reported for the year ended December 31, 2003. Unaudited net income increased 32%, to $1,338,699, as compared to $1,015,799 reported in the prior-year period. Earnings benefited from a strong growth in both net interest income and noninterest income.  Specifically, net interest income increased 53% to $9.2 million for the year ended December 31, 2004, while noninterest income grew 15% to $2.5 million. Basic earnings per share were $0.52, an increase of $0.04 from the $0.48 reported in the prior-year period. The earnings per share the year ending December 31, 2004 is based on average shares of 2,580,251 compared to 2,135,285 shares reported in the prior-year period. The additional shares are primarily the result of a successful stock offering completed in December 2004. The offering provided $8 million of new capital and increased the number of shares by 700,000.

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          Net income for the three months ended December 31, 2004 was $337,018, an increase of $58,898, or 21% from the level reported in the prior year three- month period.  As was the case with the year end results, the higher profitability was driven primarily by higher net interest income, which increased 66%, and noninterest income, which increased 16%. Basic earnings per share were $0.15 compared to $0.11 for the prior-year period, an increase of $0.04.

          At December 31, 2004, total assets were $284.9 million, an increase of $104.5 million, or 58% over the $180.3 million reported for December 31, 2003. Loans increased $99.0 million or 71% to $238.4 million, funded primarily by growth in deposits.  Deposits increased to $225.5 million, up 62% from $139.4 million for the prior-year period. The allowance for loan losses as a percentage of loans was 1.16% as of December 31, 2004.

          Rick Saunders, President and CEO, commented, “We are extremely pleased with the acceleration in our earnings in each of the four quarters of 2004. Through tremendous efforts of our retail banking group, we have been able to grow loans by $99 million or 71% since the beginning of the year.  This growth in earning assets has enabled the company to grow net interest income at a rate which has more than outpaced the decline in income from mortgage refinance activity.   We will continue to make strategic investments in 2005. Our third and newest full-service branch in Lexington opened in July 2004 and is exceeding expectations with loan and deposit growth, each above $30 million.  A fourth branch in Charleston, South Carolina is planned to open in the first quarter of 2005 with the fifth branch in Mount Pleasant scheduled to open in the second quarter of 2005.  These branches will be located at 51 State Street in the center of the Charleston Historic District and 800 South Shelmore Boulevard, a primary thoroughfare in Mount Pleasant.”

          Based in Florence, South Carolina, First Reliance Bancshares, Inc., is a bank holding company with approximately $285 million in assets as of December 31, 2004.  First Reliance Bank, which was opened in 1999, is the Company’s sole operating subsidiary.  The Bank, which serves as one of the only locally owned and operated banks in the Florence area, maintains two branch offices and a Technology Center in Florence, South Carolina and one branch in Lexington, South Carolina.  First Reliance Bank focuses heavily on personal customer service and offers a full range of financial services.  Personal products include checking and savings accounts, money market accounts, CDs and IRAs, and personal mortgage loans, while business products include checking and savings accounts, commercial lending services, money market accounts, and a new deposit courier service.  In September 2004, the Company began offering Wholesale Mortgage Services and Title Insurance Services. In December of 2004, the company began offering business customers a courier service. The Company also provides Internet banking, electronic bill paying services and an overdraft privilege to its customers.  The Company’s stock is traded on the OTC Bulletin Board under the symbol “FSRL”.  Information about the Company is available on our website at http://firstreliance.com .

          This press release contains forward-looking statements about branch openings within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements give our expectations or forecasts of future events.

          Any or all of our forward-looking statements here or in other publications may turn out to be incorrect. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.  Many such factors will be important in determining our actual future results. Consequently, no forward looking- statements can be guaranteed. Our actual results may vary materially, and there are no guarantees about the performance of our stock.

          We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future results or otherwise. You are advised, however, to consult any future disclosures we make on related subjects in our reports to the SEC.

          Contact Jeffrey A. Paolucci, Senior Vice President and Chief Financial Officer, (843) 674-3250

First Reliance Bancshares, Inc.
Consolidated Reports of Income

	Three Months Ended Dec 31, 2004	Three Months Ended Dec 31, 2003	Twelve Months Ended Dec 31, 2004	Twelve Months Ended Dec 31, 2003

	(Unaudited)	(Audited)	(Unaudited)	(Audited)
Interest Income
Loans and Fees	3,771,425	2,103,717	12,094,388	7,504,097
Taxable Securities	186,200	148,969	723,439	604,306
Nontaxable Securities	118,285	90,261	415,347	357,377
Nonmarketable Securities	9,107	—	35,417	—
Federal Funds Sold and Other	19,577	2,466	21,890	33,683
Total	4,104,594	2,345,413	13,290,481	8,499,463
Interest Expense Deposits	1,118,096	586,692	3,497,939	2,197,877
FHLB Advances	172,487	70,964	533,411	240,976
Federal Funds Purchased and Repurchase Agreements	16,654	7,065	29,718	21,282
Total	1,307,237	664,721	4,061,068	2,460,135
Net Interest Income	2,797,357	1,680,692	9,229,413	6,039,328
Provision for loan losses	515,000	250,583	1,361,762	791,650
Net Interest Income after provision	2,282,357	1,430,109	7,867,651	5,247,678
Noninterest Income
Residential mortgage origination fees	177,015	256,479	584,023	906,452
Service charges on deposit accounts	336,468	263,995	1,231,759	956,452
Brokerage fees	27,898	4,550	131,626	29,182
Gain on sale of securities available for sale	2,163	—	5,971	2,990
Gain on sale of Other Real Estate	—	—	—	—
Credit life insurance commissions	15,367	19,347	82,090	64,170
Other charges, commissions and fees	114,507	29,139	420,019	178,986
Total	673,418	573,511	2,455,488	2,138,233
Noninterest Expense
Salaries and employee benefits	1,387,660	897,384	4,874,035	3,344,854
Occupancy expense	148,848	74,533	425,686	237,814
Furniture and equipment expense	170,018	117,576	616,186	357,946
Loss on sale of other real estate	61,413	26,070	55,966	35,572
Other operating expenses	705,093	485,540	2,442,034	1,990,342
Total	2,473,032	1,601,103	8,413,907	5,966,528
Income before tax	482,743	402,517	1,909,232	1,419,383
Income tax expense	145,725	124,397	570,533	403,584
Net Income	337,018	278,120	1,338,699	1,015,799
Basic earnings per share	0.15	0.11	0.52	0.48
Diluted earnings per share	0.14	0.10	0.48	0.46

First Reliance Bancshares, Inc.
Balance Sheet

	December 31 2004	December 31 2003

	(Unaudited)	Audited
Assets:
Cash and Cash Equivalents
Cash and due from banks	3,621,122	4,693,102
Federal funds sold	1,042,000	100,000
Total cash and cash equivalents	4,663,122	4,793,102
Investment securities
Securities available for sale	28,567,666	27,688,992
Nonmarketable equity securities	1,910,425	1,055,000
Other Investments
Total investment securities	30,478,091	28,743,992
Loans held for sale	1,332,890	971,627
Loans receivable	238,362,092	139,389,064
Less allowance for loan losses	(2,758,225)	(1,752,282)
Loans, net	235,603,867	137,636,782
Premises, furniture, and equipment, net	5,891,402	5,796,819
Accrued interest receivable	1,458,673	949,663
Other real estate owned	320,598	279,393
Other assets	5,219,827	1,192,505
Total Assets	284,968,470	180,363,883
Liabilities:
Deposits:
Noninterest bearing transaction accounts	27,558,168	19,084,520
Interest bearing transaction accounts	15,525,590	15,866,254
Savings	46,299,198	18,217,378
Time deposits $100,000 and over	93,975,912	54,364,004
Other time deposits	42,132,546	31,882,795
Total deposits	225,491,414	139,414,951
Securities sold under agreements to repurchase	3,061,903	2,363,570
Federal funds purchased	—	1,043,000
Advances from Federal Home Loan Bank	27,900,000	19,100,000
Accrued interest payable	742,017	442,233
Other liabilities	414,487	297,490
Total Liabilities	257,609,821	162,661,244
Shareholders’ Equity:
Common Stock	32,039	24,667
Capital Surplus	23,428,033	15,106,070
Retained Earnings	3,664,301	2,325,602
Accumulated other comprehensive income	241,672	246,300
Treasury Stock	(7,396)	—
Total Equity	27,358,649	17,702,639
Total Liabilities and Shareholders Equity	284,968,470	180,363,883

SOURCE  First Reliance Bancshares, Inc.
          -0-                                                  01/18/2005
          /CONTACT: Jeffrey A. Paolucci, Senior Vice President and Chief Financial Officer of First Reliance Bank,
+1-843-674-3250, or jpaolucci@firstreliance.com /
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          /Web site:  http://www.firstreliance.com /
          (FSRL)